Exhibit 5.1

Our ref                     FWO/651672-000033/73417908v2

Inter & Co, Inc. PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands

February, 10, 2023

Inter & Co, Inc.

We have acted as Cayman Islands counsel to Inter & Co, Inc., a company incorporated under the laws of the Cayman Islands (the "Company") to provide this legal opinion in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the "Form S-8"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended (the "Registration Statement") relating to the registration of (a) 489,386 Class A common shares, par value US$0.0000025 per share (the “Class A Common Shares”) of the Company (the "Payments SOP Shares") to be offered and sold with respect to outstanding stock options issued under the Amended and Restated Inter & Co Payments, Inc. 2020 Equity Incentive Plan (the “Payments Plan”) and (b) 10,028,988 Class A Common Shares of the Company (together with the Payments SOP Shares, the "Shares") to be offered and sold with respect to awards issued under the 2022 Omnibus Plan (the “Omnibus Plan” and, together with the Payments Plan, the "Plans"), which includes Class A Common Shares underlying certain awards originally issued under certain legacy equity plans of the Company and its subsidiaries and which will be converted into equity awards under the Omnibus Plan.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents, and such other documents as we deem necessary:

1.1	The certificate of incorporation dated 26 January 2021, certificate of incorporation on change of name dated 12 April 2022 and the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 7 June 2022 (the "Memorandum and Articles").

1.2	The minutes (the "Minutes") of the meeting of the board of directors of the Company held on January 4, 2023 (the "Meeting") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	The Plans.

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Plans have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Plans are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and State of California (as applicable, the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Plans has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York or the State of California, as applicable, and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plans.

2.7	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.8	The Company has received, or will receive, money or money's worth (the "Consideration") in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered and issued by the Company pursuant to the provisions of each Plan have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the relevant Plan for the consideration fixed thereto and duly registered in the Company's register of members (shareholders), will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualification:

4.1	Under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.2	In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

February 10, 2023

To:	Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Inter & Co, Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Plans.

3	The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$50,000 divided into 20,000,000,000 shares of a nominal or par value of US$0.0000025 each which, at the date the Memorandum and Articles became effective, comprise (i) 10,000,000,000 Class A Common Shares; and (ii) 5,000,000,000 Class B Common Shares (which Class B Common Shares may be converted into Class A Common Shares in the manner contemplated in the Articles of Association of the Company); and (iii) 5,000,000,000 shares of such class or classes (howsoever designated) and having the rights as the board of directors of the Company may determine from time to time in accordance with Article 4 of the Articles of Association of the Company.

5	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

6	The directors of the Company at the date of the Meeting and at the date of this certificate were and are as follows: Maria Fernanda Nazareth Menin Teixeira de Souza Maia, Rubens Menin Teixeira de Souza, Carlos Henrique Carneiro de Medeiros, Leonardo Guimarães Corrêa, José Felipe Finiz, Cristiano Henrique Vieira Gomes, André Guilherme Cazzaniga Maciel, Luiz Antônio Nogueira de França and Thiago dos Santos Piau.

7	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Plans.

8	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

9	Prior to, at the time of, and immediately following the approval of the transactions the subject of the Plans the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Plans for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10	Each director of the Company considers the transactions contemplated by the Plans to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

12	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

(Signature Page follows)

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Rubens Menin Teixeira de Souza

Name:	Rubens Menin Teixeira de Souza

Title:	Director